Exhibit 10.1

August 15, 2023

Robert Scott
robert.scott@nuwellis.com

Re: Promotion Terms

Dear Robert:

We are pleased to promote you to the position of Chief Financial Officer (CFO) effective September 2, 2023 (the “Effective Date”) with Nuwellis, Inc., a Delaware corporation (the “Company”, “Nuwellis”, “we”, “us” or “our”). The terms of your offer with the Company are as follows:

Your annualized salary will be two hundred eighty thousand dollars ($280,000.00), paid in semi-monthly installments of $11,666.67.  In addition, you will be eligible to earn an annual performance bonus up to 40% of your effective annual base salary for the applicable bonus year (applied on a pro-rata basis in 2023) based upon your performance and the Company’s performance, subject to payroll deductions and all required withholdings (the “Performance Bonus”).  You must be an employee in good standing on the Performance Bonus payment date to earn and be eligible to receive a Performance Bonus.  The Company’s Board of Directors (the “Board”) (or the Compensation Committee of the Board) will determine whether you have earned the Performance Bonus and the amount of any Performance Bonus based upon achievement of milestones which shall be determined in sole discretion of the Board (or the Compensation Committee of the Board).  Your annual base salary amount shall be subject to review and may be adjusted based upon the Company’s normal performance review practices.

Also, the Company is pleased to offer you stock options as detailed in Attachment 1, “Stock Option Grant”. It is the Company’s philosophy and practice to regularly assess whether management of the Company is adequately incentivized on at least an annual basis. It is our intention during the course of your employment to regularly review on not less than annual basis your equity position with the Company and to make awards based on the Company’s existing capitalization at that time. As part of such assessment, the Company intends to make any necessary awards to ensure such incentive as it relates to your equity position as determined and approved by the CEO and the Board.

All other terms and conditions of employment will remain unchanged as per your original offer letter. I believe this to be a great opportunity for you and we look forward to your continued excellent contributions to the Company. Please indicate your agreement with these terms and accept this offer by signing and returning to me.

Sincerely,

/s/ Nestor Jaramillo, Jr.

Nestor Jaramillo, Jr.
Chief Executive Officer

I have read and accept the employment offer as set forth in this Agreement.

/s/ Robert Scott	August 17, 2023
Robert Scott	Date

Attachment 1

Stock Option Grant

Stock options equal to 1% of common shares outstanding shares priced as of close of business on September 1, 2023, under the 2017 Equity Incentive Plan will be granted subject to approval by the Board of Directors.

One-fourth of the shares vest on the one-year anniversary of the Effective Date; the balance of the shares vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Effective Date.